Exhibit 99.1

                ADE Corporation Reports Revenue Growth
            and Continued Profitability in Second Quarter;
              Sequential Growth in New Orders Continues

    WESTWOOD, Mass.--(BUSINESS WIRE)--Dec. 2, 2003--ADE Corporation (Nasdaq: ADEX), a leading supplier of production metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic storage and optics manufacturing industries, today reported its financial results for the second quarter ended October 31, 2003.
    ADE reported revenues of $20.2 million in the second quarter of fiscal 2004 compared with $19.1 million for the first quarter of fiscal 2004 and $18.1 million for the second quarter of fiscal 2003. ADE's net income for the second quarter was $1.7 million, or $0.12 per diluted share. This figure includes a tax refund of approximately $300,000. This compares with net income of $1.8 million, or $0.13 per diluted share, in the first quarter of fiscal 2004 and a net loss of $2.4 million, or $0.18 per share, in the second quarter of fiscal 2003. First quarter fiscal 2004 net income included approximately $400,000 in severance charges as well as $1.7 million of income from the gain of the sale of a portion of the Company's 50% ownership in Japan ADE, Ltd. (JAL) to its joint venture partner, Kanematsu Electronics, Ltd.
    Backlog increased 15% to $31.5 million on October 31, 2003 from $27.4 million on July 31, 2003. Cash and cash equivalents totaled $34.9 million at October 31, 2003. This compares with $21.5 million in cash and cash equivalents at fiscal 2003 ended April 30, 2003.
    "ADE's increased revenues, bookings and backlog demonstrate our success in capitalizing on the upturn in the semiconductor industry and executing on key elements of our growth strategy," said Dr. Chris
L. Koliopoulos, ADE's president and chief executive officer. "Higher utilization has triggered capacity expansion by both wafer and device manufacturers as they ramp up 300mm production as well as advanced 200mm for 130nm and 90nm processes. Once again, ADE received the largest order in its history, setting a new high mark that was previously set in the quarter before. Wafer and device manufacturers continue to turn to ADE for advanced metrology and inspection equipment that meets their stringent requirements. As a result, we continue to experience strong quote and order activity in our primary served markets."
    ADE's second-quarter revenue and bookings strength was driven by continuing demand for the Company's industry-leading 200mm tools as well as 300mm inspection and metrology tools - such as WaferSight, NanoMapper and AWIS systems. Order strength has been strongest in the Asia Pacific region and Japan in recent months, and ADE expects that trend to continue in the months ahead.
    ADE Chief Financial Officer Brian James stated, "We continue to reap the benefits of our cost-reduction actions taken over the past two years. Coupled with our enhanced revenue performance, these actions enabled ADE to generate gross margins of 49 percent for the quarter, compared with 45 percent gross margins in the first quarter of fiscal 2004. In addition, ADE continued to generate positive cash flow and ended the quarter with nearly $35 million in cash and cash equivalents, which is up from $21.5 million at April 30, 2003."

    Looking Ahead

    "With demand for our advanced tools on the rise and our plans to roll out new products in coming months, ADE is positioned to respond to the semiconductor market and deliver further solid gains in the emerging up cycle," stated Dr. Koliopoulos.
    For the third quarter of fiscal 2004, ADE anticipates that revenues will increase sequentially by approximately 7-12%. Gross margins for the third quarter are expected to be in the range of 46 percent to 49 percent. Based on ADE's expectation that it will go to trial with KLA-Tencor on patent infringement issues in January, the Company anticipates a significant sequential increase in related general and administrative expenses. ADE expects that, even with these additional extraordinary expenses, it will report net income of between $0.06 and $0.09 per share for the third quarter of fiscal 2004.

    Conference Call Reminder

    ADE will host a conference call and webcast on Wednesday, December 3, 2003 at 8:30 a.m. Eastern Time (ET) to discuss these financial results. To participate in the webcast, please visit the "Investor Relations" section at the ADE website, located at www.ade.com, fifteen minutes prior to the start of the conference call. This will allow participants the time to download and install any necessary audio software. The software and broadcast can be obtained at no charge to the user. A replay of the call will be available on the website two hours after the completion of the conference call and will continue to be available for a period of one week.

    About ADE Corporation

    ADE Corporation is a leading supplier of metrology and inspection systems required for production in the silicon wafer, semiconductor device, magnetic data storage and optics manufacturing industries. The Company's systems analyze and report product quality at critical manufacturing process steps for yield enhancement, providing quality certification data that is relied upon by semiconductor wafer, device and computer disk manufacturers. The Company's systems also are used for production measurements in the semiconductor chip fabrication process. To learn more about ADE, visit the Company's Web site at http://www.ade.com.
    This news release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to the Company's expectations, predictions, assumptions and anticipations should be considered forward-looking statements. These statements include, but are not limited to those associated with the Company's product rollout plans; trends in the Asia Pacific region and Japan related to orders; expected demand in the wafer, device and data storage markets as well as the Company's ability to capitalize on this demand; developments in the Company's ongoing patent litigation with KLA-Tencor and the Company's financial performance for the third quarter of fiscal 2004. These statements involve risks and uncertainties including those associated with the strength of the semiconductor, data storage and device markets; wafer pricing and wafer demand; the results of its product development efforts; the success of ADE's product offerings to meet customer needs within the timeframes required by customers in these markets; the Company's ability to increase gross margins and its visibility. ADE disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information on potential factors that could affect ADE Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended April 30, 2003.
    Attached are the Company's condensed consolidated statements of operations and balance sheets.


                           ADE CORPORATION
       UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (In thousands, except per share amounts)

                                  Three months ended Six months ended
                                      October 31        October 31

                                     2003     2002     2003     2002

Revenue                            $20,206  $18,055  $39,271  $32,795
Cost of revenue                     10,223   10,007   20,754   18,949
Gross profit                         9,983    8,048   18,517   13,846
Operating expenses:
   Research and development          3,704    4,349    7,401    9,192
   Marketing and sales               2,409    2,909    4,414    5,709
   General and administrative        2,496    2,441    4,661    5,295
   Restructuring charges                 -      711      393    1,588
Total operating expenses             8,609   10,410   16,869   21,784
Income (loss) from operations        1,374   (2,362)   1,648   (7,938)
Gain on sale of long-term
 investment                              -        -    1,729        -
Interest and other income
 (expense), net                         58      (88)    (104)    (207)
Income (loss) before (benefit
 from) provision for income taxes
 and equity in net earnings (loss)
 of affiliated companies             1,432   (2,450)   3,273   (8,145)
(Benefit from) provision for
 income taxes                         (273)      14     (185)      35
Income (loss) before equity in net
 earnings (loss) of affiliated
 companies                           1,705   (2,464)   3,458   (8,180)
Equity in net earnings (loss) of
 affiliated companies                    -       34       48      (31)
Net income (loss)                  $ 1,705  $(2,430) $ 3,506  $(8,211)

Basic earnings (loss) per share    $  0.12  $ (0.18) $  0.25  $ (0.60)
Diluted earnings (loss) per share  $  0.12  $ (0.18) $  0.25  $ (0.60)

Weighted average shares
 outstanding - basic                13,875   13,695   13,822   13,688
Weighted average shares
 outstanding - diluted              14,196   13,695   14,057   13,688



                           ADE CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                     October 31, 2003  April 30, 2003

Assets
Cash and cash equivalents                  $  34,908        $  21,476
Marketable securities                          1,915            1,060
Accounts receivable, net                      14,147           13,385
Inventories                                   29,185           29,349
Other current assets                           1,054            1,046
    Total current assets                      81,209           66,316

Fixed assets, net                             11,286           20,923
Investments                                      503            3,724
Restricted cash                                1,056            3,157
Other assets                                   6,740            6,996
     Total assets                          $ 100,794        $ 101,116

Liabilities and Stockholders' Equity
Total current liabilities                  $  14,831        $  16,237
Deferred gain on sale-leaseback                1,666                -
Long-term debt                                 3,693           10,082
Total stockholders' equity                    80,604           74,797
     Total liabilities and
      stockholders' equity                 $ 100,794        $ 101,116



    CONTACT: ADE Corporation
             Brian James, 781-467-3500